   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1999


                                                      REGISTRATION NO. 333-92451

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 VERSATA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA
   (PRIOR TO REINCORPORATION IN                   7372                            68-0255203
            DELAWARE)
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              2101 WEBSTER STREET
                               OAKLAND, CA 94612
                                 (510) 238-4100
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JOHN A. HEWITT, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 VERSATA, INC.
                              2101 WEBSTER STREET
                               OAKLAND, CA 94612
                                 (510) 238-4100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

               JOHN W. LARSON, ESQ.                               PETER V. LEPARULO, ESQ.
               PATRICK J. SHEA, ESQ.                              BRADFORD E. MONKS, ESQ.
               ANGELA C. HILT, ESQ.                                THOMAS R. BRIDA, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                   ORRICK, HERRINGTON & SUTCLIFFE LLP
                    ONE MARKET                                      400 SANSOME STREET
                SPEAR STREET TOWER                                SAN FRANCISCO, CA 94111
              SAN FRANCISCO, CA 94105                                 (415) 392-1123
                  (415) 442-0900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $ 15,180
NASD Filing Fee.............................................     6,250
Nasdaq National Market Listing Fee..........................         *
Printing and Engraving Expenses.............................   200,000
Legal Fees and Expenses.....................................         *
Accounting Fees and Expenses................................         *
Blue Sky Fees and Expenses..................................     3,000
Transfer Agent Fees.........................................    10,000
Miscellaneous...............................................         *
                                                              --------
          Total.............................................         *

-------------------------
* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6 of our bylaws provides for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that, subject to Delaware law, our directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Versata, Inc. and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the company or our stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


     Prior to the consummation of the offering, we plan to enter into indemnification agreements with our officers and directors, a form of which will be filed with the Securities and Exchange Commission as an exhibit to our registration statement on Form S-1 (No. 333-92451). The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. We also expect to obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them. Reference is also made to the underwriting agreement contained in exhibit
1.1 hereto, indemnifying our officers and directors against certain liabilities, and our Fourth

Amended and Restated Registration Rights Agreement contained in exhibit 10.3 hereto, indemnifying the parties thereto, including controlling stockholders, against liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

          1. From November 1994 to February 1997, we issued warrants to purchase 150,775 shares of common stock at an exercise price of $1.50 per share to various advisors and consultants.

          2. From August 1994 to November 1995, we issued 1,480,000 shares of Series A preferred stock to accredited investors for an aggregate cash consideration of $2,403,239.

          3. From May to September 1995, we issued convertible promissory notes in the principal amount of $1,450,000 and warrants to purchase 64,500 shares of Series B preferred stock at an exercise price of $2.70 to accredited investors. The notes were cancelled and converted into shares of Series B preferred stock on November 21, 1995.

          4. From November 1995 to March 1996, we issued 4,402,628 shares of Series B preferred stock to accredited investors for an aggregate cash consideration of $11,887,096, which includes conversion of the convertible promissory notes described in Item 3 above into a total of 537,037 shares of Series B preferred stock.

          5. On December 1, 1995, we issued warrants to purchase 10,000 shares of Series A preferred stock to Robert Davoli as compensation for consulting services at an exercise price of $2.00 per share.

          6. On December 1, 1995, we issued warrants to purchase 10,000 shares of Series A preferred stock to Sippl MacDonald as compensation for consulting services at an exercise price of $2.00 per share.

          7. In October 1996, we issued convertible promissory notes in the principal amount of $750,000 to an accredited investor. The note and accrued interest thereon was cancelled and converted into shares of Series C preferred stock on January 28, 1997.

          8. In October 1996, we issued warrants to purchase 22,500 shares of Series C preferred stock to an accredited investor in connection with a drawdown under a facility at an exercise price of $1.61 per share.

          9. From December 1996 to April 1999, we issued warrants to purchase 37,779 shares of Series C preferred stock to Robert Davoli as compensation for consulting services at an exercise price of $1.61 per share.

          10. From January 1997 to May 1997, we issued 6,204,880 shares of Series C preferred stock to accredited investors for an aggregate cash consideration of $9,989,856, which includes conversion of the convertible promissory notes and accrued interest thereon described in Item 7 above into a total of 478,920 shares of Series C preferred stock.

          11. From March 1998 to September 1998, we issued convertible promissory notes in the principal amount of $2,875,809 and warrants to purchase 465,061 shares of common stock at an exercise price of $0.20 per share to accredited investors. The notes and accrued interest thereon were cancelled and converted into a total of 1,823,013 shares of Series D preferred stock on September 22, 1998.

          12. In September 1998, we issued a warrant to purchase 10,000 shares of Series D preferred stock to a financial institution in connection with a working line of credit at an exercise price of $1.61 per share.

          13. From September 1998 to December 1998, we issued 6,983,129 shares of Series D preferred stock to accredited investors for an aggregate cash consideration of $11,242,868, which includes conversion of the convertible promissory notes and accrued interest thereon described in Item 11 above into a total 1,748,949 shares of Series D preferred stock.

          14. On April 21, 1999, we issued convertible promissory notes in the principal amount of $3,000,000 and warrants to purchase 218,407 shares of Series E preferred stock at an exercise price of $3.50 per share to accredited investors. The notes and accrued interest thereon were cancelled and converted into shares of Series E preferred stock on August 8, 1999.

          15. From July 1999 to October 1999, we issued 4,481,593 shares of Series E preferred stock to accredited investors for an aggregate cash consideration of $15,685,583, which includes conversion of the convertible promissory notes and accrued interest thereon described in Item 14 above into a total of 873,628 shares of Series E preferred stock.

          16. On November 30, 1999, we issued 2,877,698 shares of Series F preferred stock to accredited investors for an aggregate cash consideration of $16,000,000.

          17. Since inception through December 1, 1999, we have granted a total of 9,939,114 options to purchase our common stock, excluding options returned to our stock plans, with a weighted average price of $0.62 to a number of our employees, directors and consultants.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1**    Form of Underwriting Agreement.
 3.1*     Amended and Restated Certificate of Incorporation of
          Versata, to be effective upon consummation of this offering.
 3.2*     Amended and Restated Bylaws of Versata, to be effective upon consummation of this offering.
 4.1*     Form of Specimen Common Stock Certificate.
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP regarding the
          legality of the common stock being registered.
10.1*     2000 Stock Incentive Plan of Versata.
10.2*     Employee Stock Purchase Plan of Versata.
10.3**    Fourth Amended and Restated Investors' Rights Agreement,
          among Versata and certain of its stockholders, dated
          November 30, 1999.
10.4*     Form of Indemnification Agreement to be entered into between
          Versata and each of its directors and executive officers.
10.5**    Office Lease dated June 17, 1997, between Versata and
          Webster Street Partners, Ltd., for 2101 Webster.
10.6**    Agreement of Sublease dated October 18, 1999, between
          Versata and ICF Kaiser International, Inc.
10.7**    Loan and Security Agreement, dated January 23, 1997, between
          Versata and Venture Banking Group, a division of Cupertino
          National Bank, as amended September 22, 1998.
10.8**    Senior Loan and Security Agreement, dated August 20, 1999, between Versata and Phoenix Leasing Incorporated, as amended on October 1, 1999.
10.9+     Joint Product and Marketing Agreement, dated September 27,
          1999, between Versata and IBM.
21.1**    Subsidiaries of Versata.
23.1**    Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.
23.2*     Consent of Brobeck, Phleger & Harrison LLP (contained in
          their opinion filed as Exhibit 5.1).
24.1**    Power of Attorney.
27.1**    Financial Data Schedule.


-------------------------
 * To be filed by amendment

** Filed previously.

 + Confidential treatment requested as to certain portions of this exhibit.

(b) FINANCIAL STATEMENT SCHEDULE

ITEM 17. UNDERTAKINGS

     We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, indemnification agreements entered into between the company and our officers and directors, the underwriting agreement, or otherwise, we have been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 20, 1999.


                                          VERSATA, INC.

                                          By:    /s/ JOHN A. HEWITT, JR.
                                            ------------------------------------
                                                    John A. Hewitt, Jr.
                                             President, Chief Executive Officer
                                                       and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
/s/ JOHN A. HEWITT, JR.                                President, Chief Executive  December 20, 1999
-----------------------------------------------------    Officer, Secretary and
John A. Hewitt, Jr.                                       Director (Principal
                                                           Executive Officer)

*                                                       Chief Financial Officer    December 20, 1999
-----------------------------------------------------    (Principal Accounting
Kevin Ferrell                                                   Officer)

*                                                           Vice President,        December 20, 1999
-----------------------------------------------------    Development and Chief
Val Huber                                                  Technology Officer

*                                                        Vice President, Sales     December 20, 1999
-----------------------------------------------------
Peter Harrison

*                                                      Vice President, Marketing   December 20, 1999
-----------------------------------------------------
Michael DeVries

*                                                           Vice President,        December 20, 1999
-----------------------------------------------------    Professional Services
Michael Stangl

*                                                        Chairman of the Board     December 20, 1999
-----------------------------------------------------
Gary Morgenthaler

*                                                               Director           December 20, 1999
-----------------------------------------------------
Naren Bakshi

*                                                               Director           December 20, 1999
-----------------------------------------------------
Robert Davoli

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
*                                                               Director           December 20, 1999
-----------------------------------------------------
Donald W. Feddersen

*                                                               Director           December 20, 1999
-----------------------------------------------------
John W. Larson

                                                                Director           December 20, 1999
-----------------------------------------------------
Kanwal Rekhi

*                                                               Director           December 20, 1999
-----------------------------------------------------
Eugene Wong

*By:  /s/ JOHN A. HEWITT, JR.                                   Director           December 20, 1999
-----------------------------------------------------
John A. Hewitt, Jr., Attorney-in-Fact

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE AT                                    BALANCE AT
                DESCRIPTION                   BEGINNING OF YEAR    ADDITIONS    DEDUCTIONS    END OF YEAR
                -----------                   -----------------    ---------    ----------    ------------
Allowance for doubtful accounts for the
  years ended:
December 31, 1996...........................       $   --               92          --          $    92
  December 31, 1997.........................           92               --         (15)              77
  December 31, 1998.........................           77              223          --              300

Allowance for deferred tax asset accounts
  for the years ended:
  December 31, 1996.........................       $1,863            3,244          --          $ 5,107
  December 31, 1997.........................        5,107            3,604          --            8,711
  December 31, 1998.........................        8,711            3,494          --           12,205

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1**    Form of Underwriting Agreement.
 3.1*     Amended and Restated Certificate of Incorporation of
          Versata, to be effective upon consummation of this offering.
 3.2*     Amended and Restated Bylaws of Versata, to be effective upon consummation of this offering.
 4.1*     Form of Specimen Common Stock Certificate.
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP regarding the
          legality of the common stock being registered.
10.1*     2000 Stock Incentive Plan of Versata.
10.2*     Employee Stock Purchase Plan of Versata.
10.3**    Fourth Amended and Restated Investors' Rights Agreement,
          among Versata and certain of its stockholders, dated
          November 30, 1999.
10.4*     Form of Indemnification Agreement to be entered into between
          Versata and each of its directors and executive officers.
10.5**    Office Lease dated June 17, 1997, between Versata and
          Webster Street Partners, Ltd., for 2101 Webster.
10.6**    Agreement of Sublease dated October 18, 1999, between
          Versata and ICF Kaiser International, Inc.
10.7**    Loan and Security Agreement, dated January 23, 1997, between
          Versata and Venture Banking Group, a division of Cupertino
          National Bank, as amended September 22, 1998.
10.8**    Senior Loan and Security Agreement, dated August 20, 1999, between Versata and Phoenix Leasing Incorporated, as amended on October 1, 1999.
10.9+     Joint Product and Marketing Agreement, dated September 27,
          1999, between Versata and IBM.
21.1**    Subsidiaries of Versata.
23.1**    Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.
23.2*     Consent of Brobeck, Phleger & Harrison LLP (contained in
          their opinion filed as Exhibit 5.1).
24.1**    Power of Attorney.
27.1**    Financial Data Schedule.


-------------------------
 * To be filed by amendment

** Previously filed

 + Confidential treatment requested as to certain portions of this exhibit.